EXHIBIT 12

                                       PEOPLES BANCORP INC. AND SUBSIDIARIES
                                               COMPUTATION OF RATIOS

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

RETURN ON AVERAGE EQUITY                             Net income/Average stockholders' equity

RETURN ON AVERAGE ASSETS                             Net income/Average assets

NET INTEREST MARGIN                                  Fully-tax equivalent net interest income/Average earning assets

EFFICIENCY RATIO                                     (Non-interest expenses less intangible asset amortization)/(Fully-tax equivalent net interest income plus non-interest income excluding securities and asset disposal gains and/or losses)

AVERAGE STOCKHOLDERS' EQUITY TO AVERAGE ASSETS       Average stockholders' equity/Average assets

AVERAGE LOANS TO AVERAGE DEPOSITS                    Average gross loans/Average deposits

CASH DIVIDENDS TO NET INCOME OR DIVIDEND PAYOUT      Dividends declared/Net income
RATIO

NONPERFORMING LOANS TO TOTAL LOANS                   (Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)/Gross loans net of unearned interest at quarter-end

NONPERFORMING ASSETS TO TOTAL ASSETS                 (Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Total assets

ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS             Allowance for loan losses/Gross loans net of unearned interest at quarter-end

TIER 1 CAPITAL RATIO                                 Stockholders' equity less intangible assets and securities mark-to-market capital reserve ("Tier 1 Capital")/Risk weighted assets

TOTAL RISK-BASED CAPITAL RATIO                       Tier 1 Capital plus allowance for loan losses/Risk weighted assets

LEVERAGE RATIO                                       Tier 1 Capital/Quarterly average assets

BOOK VALUE PER SHARE                                 Total stockholders' equity/Common shares outstanding at quarter-end

TANGIBLE BOOK VALUE PER SHARE                        (Total stockholders' equity less goodwill and other intangible assets)/Common shares outstanding at quarter-end

TANGIBLE CAPITAL RATIO                               (Total stockholders' equity less goodwill and other intangible assets)/
                                                     (Total assets less goodwill and other intangible assets)


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